EXHIBIT 16.1

2348 Sunset Point Rd. Suite B Clearwater, FL 33765 Telephone: 727.444.0931 Fax: 800.581.1908

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

February 29, 2016

Dear Sir/Madam:

We have read the statements included in the Form 8-K, dated July 27, 2015, of JD Internaitonal Limited to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to DKM Certified Public Accountants and our audits for September 30, 2014 and 2013 and any subsequent interim period through the date of change in auditor decision by the Board of Directors.

Very truly yours,

/s/ DKM Certified Public Accountants
DKM Certified Public Accountants

Clearwater, Florida